Code of Ethics

Policy

This Code of Ethics (the “Code”) is adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) by the Boards of Trustees of Shelton Funds and SCM Trust (the “Trusts”), RFS Partners (the “Distributor”), and by Shelton Capital Management (the “Advisor”), which additionally adopts the Code pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).

Introduction

Section 17(j) under the 1940 Act makes it unlawful for persons affiliated with investment companies, their principal underwriters, or their investment advisers to engage in fraudulent personal securities transactions. Rule 17j-1 and Rule 204A-1 under the Advisers Act (the “Rules”) require each fund, investment adviser and principal underwriter to adopt a code of ethics that contains provisions reasonably necessary to prevent an employee from engaging in conduct prohibited by the principles of the Rules. The Rules also require that reasonable diligence be used and procedures be instituted that are reasonably necessary to prevent violations of the code of ethics.

Rule 17j-1 requires Board oversight of personal trading practices, reporting of employee securities trading and preclearance of employee purchases of initial public offerings and private placements. Under Rule 17j-1, the Advisor and the Trusts each provide to the Boards annually a written report that:

1.	describes issues that arose during the previous year under the Code, including information about material Code violations and sanctions imposed, and

2.	certifies to the Board that it has adopted procedures reasonably necessary to prevent access persons from violating the Code.

Rule 204A-1 requires that an investment adviser registered under the Advisers Act must establish, maintain and enforce a written code of ethics that at a minimum includes:

1.	A standard (or standards) of business conduct that the advisor requires of its supervised persons, which standard must reflect the advisor’s fiduciary obligations and those of its supervised persons;

2.	Provisions requiring the advisor’s supervised persons to comply with applicable federal securities laws;

3.	Provisions that require the advisor’s access persons to report, and the advisor to review, their personal securities transactions and holdings periodically as provided under Rule 204A-1;

4.	Provisions requiring the advisor’s supervised persons to report any violations of the advisor’s code of ethics promptly to the chief compliance officer or, provided the chief compliance officer also receives reports of all violations, to other persons who the advisor designates in its code of ethics; and

5.	Provisions requiring the advisor to provide each of its supervised persons with a copy of the advisor’s code of ethics and any amendments, and requiring its supervised persons to provide the advisor with a written acknowledgement of their receipt of the code and any amendments.

The Code is designed to provide a program for detecting and preventing insider trading and other violations of fiduciary duties by requiring Access Persons, as defined herein, to report personal holdings and securities transactions of securities of the types, which any series Fund of the Trusts (each a “Fund”) and other clients of the Advisor may purchase. The reason underlying this reporting requirement is the potential for insiders who have knowledge of what a Fund or other client is doing to take advantage of this information to trade in advance of a Fund or other client. If the Security involved is thinly traded or if the Fund or other client buys or sells in big enough blocks to move the market, this type of insider trading could disadvantage the Fund or unfairly benefit the insider. The Code is also aimed at minimizing conflicts of interest and the appearance of such conflicts.

Statement of General Fiduciary Principles

Fiduciary Standards. The Code is based on the fundamental principle that the Trusts and the Advisor must put clients’ interest first. As an investment adviser, the Advisor has fiduciary responsibilities to clients, including the Trusts and each Fund for which it serves as investment adviser. Among the Advisor’s fiduciary responsibilities is the responsibility to ensure that its employees conduct their personal securities transactions in a manner that does not interfere, or appear to interfere, with any Fund or client transactions or otherwise take unfair advantage of their relationship to the Funds or other clients. All Advisor employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein. It bears emphasis that technical compliance with such provisions will not insulate from scrutiny transactions that show a pattern of compromise or abuse of an employee’s fiduciary responsibilities to the Funds or other clients. Accordingly, all Advisor employees must seek to avoid any actual or potential conflicts between their personal interests and the interest of the Funds. In sum, all Advisor employees shall place the interest of the Funds and other clients before personal interests.

Compliance with Applicable Federal Securities Laws. In particular, Rule 204A-1 requires that all Advisor employees must comply with all applicable federal securities laws (“Federal Securities Laws”).

General Anti-Fraud and Other Obligations

Under Rule 17j-1 and this Code, no Access Person shall:

1.	employ any device, scheme or artifice to defraud the Trusts or any Fund of the Trusts.

2.	make to the Trusts any untrue statement of a material fact or omit to state to the Trusts a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3.	engage in any act, practice or course of business that would operate as a fraud or deceit upon any Fund of the Trusts; or

4.	engage in any manipulative act or practice with respect to the Trusts or any Fund of the Trusts, including, but not limited to, intentionally inducing or causing the Trusts to take action or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the Fund, shall be a violation of this Code.

Examples of this violation include:

1.	causing any Fund of the Trusts to purchase a Covered Security owned by the individual for the purpose of supporting or increasing the price of the Covered Security;

2.	causing any Fund of the Trusts to refrain from selling a Covered Security in an attempt to protect the value of the individual’s investment, such as an outstanding option; and

3.	using actual knowledge of transactions for any Fund of the Trusts to profit by the market effect of such transactions shall be a violation of this Code.

This Code is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general. For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (e.g., combining to achieve a substantial position in a Covered Security or commingling of funds) between an investment company and an affiliated person. Persons covered by this Code are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund or other client.

In addition, the Securities Exchange Act of 1934, as amended (the “1934 Act”) may impose fiduciary obligations and trading restrictions on Access Persons in certain situations. It is expected that Access Persons will be sensitive to these areas of potential conflict, even though this Code does not address specifically these other areas of fiduciary responsibility.

Standard of Conduct and Reporting of Violations

As stated above, the core ethical standard of conduct of the Advisor is that as a fiduciary we put clients’ interests first in the conduct of our business.

Each employee or other Supervised Person of the Advisor must report any violation or suspected violation of this Code or any other compliance policy of the Advisor, RFS Partners (or any of their affiliates) to his or her supervisor or to the CCO immediately upon identifying any violation. In making such a report you are protected against any form of retaliation, even if it turns out after inquiry and investigation there was no violation of the Code or other compliance policies so long as you acted in good faith.

A violation or suspected violation of this Code or any other joint compliance policy of the Funds, Advisor, RFS Partners (or any of their affiliates) relating to the Funds may also be reported to the Board of Trustees of the Funds. Further, any violation or suspected violation relating to accounting or auditing matters, or the financial statements generally of the Funds, may be confidentially reported to the Audit Committee of the Board of Trustees of the Funds.

The obligation to report violations or suspected violations of this Code or other compliance policies does not preclude your ability to voluntarily communicate with the Securities and Exchange Commission (“SEC”) under the provisions of the whistleblowers rules of the SEC.

Implementation

In order to implement this Code, a compliance officer and an alternate should be designated. For the purpose of this Code, these individuals are: Brenna Mitton, Compliance Officer and Greg Pusch, CCO.

The compliance officer shall create a list of Advisory Persons and other Access Persons and update the list with reasonable frequency. The compliance officer shall circulate a copy of this Code to each Access Person, together with an acknowledgment of receipt, which shall be signed and returned to the compliance officer by each Access Person, except Independent Trustees. The compliance officer is charged with responsibility for insuring that the reporting requirements of this Code under the Reporting section are adhered to by all Access Persons. The compliance officer shall be responsible for ensuring that the review requirements of this Code set forth in the Review section are performed in a prompt manner. The compliance officer shall also be responsible for giving special prior approval to transactions that would otherwise be prohibited under the Prohibited Purchases and Sales section of this Code.

Independent Trustees who do not have day-to-day contact with the Funds and who do not have specific knowledge of the Funds’ intended investments are not required to file any reports, and there is no restriction on their personal securities trading activities except as provided for under the Exceptions to Reporting Requirements section of this Code.

Additional Definitions

You should pay particular attention to the following definitions to correctly understand your obligations under the Code, including “Beneficial ownership”, “Security” and “Covered Security”.

“Access persons” means any Trustee, Director or General Partner, Officer or Advisory person of a Fund, Trust or the Advisor. Spouses, children and “immediate family members” sharing the household of such persons may also be considered an “Access Person” under this Code to the extent provided in the definition of “Beneficial ownership” below.

“Advisory person” means (1) any employee of (a) the Trusts, (b) the Advisor or (c) any company in control relationship to the Trusts, who, in connection with his or her regular functions or duties:

i.	makes, participates in, or has access to nonpublic information regarding, the purchase or sale of a Security by a Fund or other client of the Advisor, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

ii.	has access to nonpublic information regarding the portfolio holdings of any Fund;

and (2) any natural person in a control relationship to the Trusts or the Advisor who has access to nonpublic information concerning recommendations made to the Trusts with regard to the purchase or sale of a Security.

A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the 1934 Act, and the rules and regulations thereunder, with the exception that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. The rules promulgated under Section 16 of the 1934 Act provide that persons are presumed to have an indirect pecuniary interest, and therefore “Beneficial ownership” of, securities that are held by members of a person’s “immediate family” sharing the same household, and that “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

“Control” has the same meaning as in Section 2(a) (9) of the 1940 Act, which states that “control” means “the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.” Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of Treasury.

“Independent Trustee” means a member of the Boards of Trustees of the Trusts who is not an “interested person” of the Trusts within the meaning of Section 2(a)(19) of the 1940 Act.

“IPO” means an offering of securities registered under the Securities Act of 1933, the issuer or which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act.

“Limited Offering” means an offering exempt from the registration under the Securities Act of 1933 pursuant to Section 4(2), 4(6) or Rule 504, 505 or 506 under the Securities Act of 1933.

“Purchase or sale of a Security” includes the writing of an option to purchase or sell a Security.

“Security” means: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; and it shall include derivative instruments that may not otherwise be defined as securities.

“Covered Security” means any Security, other than: (1) shares of open-end mutual funds other than the Funds; (2) securities issued by the Government of the United States (including Government agencies or instrumentalities); (3) short term debt securities which are “government securities” issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing; or (4) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, repurchase agreements and other money market instruments.

Prohibited Purchases and Sales

Access Persons (other than Independent Trustees) are required to obtain prior written approval from the CCO before making any investment in an Initial Public Offering (“IPO”) or Limited Offering. Before approval of any such investment, the transaction will be carefully reviewed for any immediate or future potential conflicts of interest.

No Access Person (except Independent Trustees, who are presumed to have no actual knowledge of the following matters described in sub-clauses (1) and (2) below) shall purchase or sell directly or indirectly, any Covered Security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership, which Covered Security to his or her actual knowledge at the time of such purchase or sale:

1.	is being considered for purchase or sale by a Fund (with the exception of Index Funds which are defined as funds that seek to match or track the components of a market index) or other client account;

2.	has been purchased or sold by a Fund or other client account within the most recent 7 days if such person participated in the recommendation to, or the decision with respect to the purchase or sale of such Covered Security (with the exception of Index Funds).

These restrictions shall continue to apply until the recommendation has been rejected or any trade instruction to buy or sell has been completed or canceled.

Exempted Transactions/Securities

The prohibitions under the Prohibited Purchases and Sales section of this Code shall not apply to:

1.	Purchases or sales of Covered Securities effected in any account over which the Access Person has no direct or indirect influence or control.

2.	Purchases or sales of Covered Securities, which fall below $2,000 (except IPOs and Limited Offerings).

3.	Purchases or sales of Covered Securities, which are non-volitional on the part of the Access Person (except IPOs and Limited Offerings) (e.g., receipt of gifts).

4.	Purchases of Covered Securities which are part of an automatic dividend reinvestment plan.

5.	Purchases effected of Covered Securities upon the exercise of rights issued by an issuer made pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

6.	Purchases and sales of Covered Securities, which have received the prior approval in writing (including email) of the compliance officer. Such prior approval may be granted, based on the business judgment of the compliance officer, if the purchase or sale is deemed to pose only a remote potential harm to a Fund or other client, or because the purchase or sale would be unlikely to affect a highly institutional market, or because the purchase or sale are not related economically to the Covered securities to be purchased, sold or held by a Fund or other client

7.	Purchases and sales of shares issued by an Index Fund.

Notwithstanding the foregoing, no exception or exemption applies to any transaction which would violate the General Anti-Fraud Obligations of this Code.

Confidentiality

No Access Person shall reveal to any other person (except in the normal course of his or her duties) any information regarding Securities transactions in respect of the Trusts or other clients, or consideration any such Securities transaction.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.

Reporting

Subject to the exceptions set forth below, all Access Persons, with the exception of the Independent Trustees who meet the requirements under the Exceptions to Reporting Requirements section, shall report to the Trusts or the Advisor the information described in this section with respect to transactions in any Security or Covered Security, as applicable, in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

Quarterly Reporting: Every report shall be made not later than thirty (30) days after the end of each calendar quarter and shall contain the following information:

1.	The date of the transaction, the title and the number of shares, the interest rate and maturity date (if applicable), and the principal amount of each Covered Security involved;

2.	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition of disposition);

3.	The price at which the transaction was effected;

4.	The name of the broker, dealer, or bank with or through whom the transaction was effected; and

5.	The date that the report is being submitted.

Copies of statements or confirmations containing the information specified above when practicable are received directly by the CCO by mail or electronically.

For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

Initial and Annual Reporting. Each Access Person (with the exception of the Independent Trustees) must make an Initial Holdings Report within 10 days of becoming an Access Person and, at least once every 12 months or as otherwise determined by the CCO, an Annual Holdings Report. Each of these reports must contain the following information current within 30 days before the report is submitted:

1.	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

2.	the name of any broker, dealer or bank with whom the Access Person maintained an account where any Security was held; and

3.	the date that the report is being submitted.

Exceptions to Reporting Requirements

An Independent Trustee of the Trusts, is not required to file a report on a transaction in a Covered Security; provided, however, that such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trusts, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such Covered Security is or was purchased or sold by the Trusts or is or was being considered for purchase by its investment adviser.

An Independent Trustee is not required to furnish the Initial Holdings Report or the Annual Holdings Report specified under the Reporting section of this Code.

Review

The compliance officer (or the alternate, as appropriate) shall compare all reports of personal securities transactions contained in the Initial, Quarterly and Annual Reports described above with completed and contemplated portfolio transactions of each Fund to determine whether a violation of the Code may have occurred (except the Exempted Transactions/Securities described above). If a pattern emerges that indicates abusive trading of Access Persons in relation to the Funds, the matter will be referred to the Boards of Trustees as outlined below.

If the compliance officer determines that any violation of the Code of Ethics, including but not limited to possible abusive trading, has or may have occurred in respect of the Funds or the Trusts, he or she shall, following consultation with counsel to the Trusts, submit his or her written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual(s) concerned, to the Boards of the Trusts, which may elect to make an independent determination of whether a violation has occurred, or undertake further review and inquiry, or take further action, if determined necessary.

The compliance officer (or the alternate, as appropriate) may, in his or her discretion, compare reports of personal securities transactions with completed and contemplated portfolio transactions of other client accounts. If a pattern emerges that indicates abusive trading of Access Persons in relation to investments of clients other than the Funds, or the compliance officer determines that any violation of the Code of Ethics, including but not limited to possible abusive trading, has or may have occurred in respect of clients other than the Funds, or otherwise, senior management of the Advisor will undertake further review, inquiry and take further action, if determined necessary, including making a report to the Boards of the Trustees.

No person shall review his or her own report. Before making any determination that a violation has been committed by any person, the compliance officer shall give such person an opportunity to supply additional explanatory material. If a Covered Securities transaction of the compliance officer is under consideration, the Chairman shall act in all respects in the manner prescribed herein for the compliance officer.

The compliance officer shall take steps to ensure that all reporting Access Persons, except Independent Trustees, have submitted reports in a timely manner. Repeated failure to submit timely reports will be communicated to the Boards of Trustees.

Board Oversight

The Boards of Trustees must initially approve the Code for the Trusts and the Advisor, and the Boards of Trustees must approve any material changes to the Code within six (6) months of such change. The compliance officer shall (1) promptly notify the Boards of any material violation of the Code; (2) provide to the Boards a written report summarizing any and all material issues that arose during the previous year, and (3) annually certify that the Advisor has adopted procedures in compliance with the Code and Rule 17j-1 under the 1940 Act.

Records

The Trusts and the Advisor shall maintain records for a period of not less than five years from the end of the fiscal year in which the record was created, unless noted otherwise, as follows:

1.	A copy of the applicable Code and any amendments thereto shall be retained on the F drive/9-Compliance/Temporary Retention/CCM Partners/Code of Ethics/Code of Ethics versions/YYYY MM Code DELYYMM (including for five (5) years after the Code or the amendment, as applicable, is no longer in effect).

2.	A record of any violation of the Code and of any action taken as a result of such violation shall be retained on the F drive/9-Compliance/Temporary Retention/CCM Partners/Code of Ethics/Code Violations/YYYY MM DELYYMM, if any.

3.	A record of all written acknowledgements from all Access Persons, as required by this Code, shall be retained on the F drive/9-Compliance/Temporary Retention/ CCM Partners/Code of Ethics/YYYY MM DELYYMM.

4.	A copy of each report, including any information provided in lieu of the report, made by an Access Person pursuant to the Code shall be retained in the CCO’s office.

5.	A list of all Access Persons who are, or within the past five (5) years have been, required to make reports pursuant to the Code and all persons who are, or within the past five (5) years have been, responsible for reviewing the reports shall be retained on the F drive/9-Compliance/Temporary Retention/CCM Partners/Code of Ethics/Access Persons/YYYY MM DD DELYYMM.

6.	A copy of each report of the Trusts or the Advisor detailing any violations of its code of ethics, or certifying that it has adopted procedures reasonably necessary to prevent Access Persons from violating such code of ethics shall be part of the CCO Report maintained in the board materials which are retained on the F drive/9-Compliance/Temporary Retention/Funds/Board Book Scans/YYYY MM DD DELYYMM.

7.	A copy of any decisions, and reasons supporting the decisions, to approve the purchase of private placement securities or public offerings by investment personnel shall be retained on the F drive/9-Compliance/Temporary Retention/CCM Partners/Code of Ethics/Special purchase approvals/YYYY MM DELYYMM (from the end of the fiscal year in which the approval is granted, if any).

Sanctions

If a material violation of this Code occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Boards of Trustees in accordance with the process outlined under “Review” above. The Boards of Trustees or the Advisor may impose such sanctions as they or it deem(s) appropriate, including, a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator.

CODE OF ETHICS

I hereby acknowledge receipt of, and certify that I have read, understand, and will comply with this “Code of Ethics” for Shelton Funds, SCM Trust, Shelton Capital Management and RFS Partners, LP.

Signature	Date

Printed Name

Supplemental Code of Business Conduct and Ethics

Policy

The Board of the Shelton Funds and the SCM Trust have adopted this Supplemental Code of Business Conduct and Ethics (the “Code”) for the Trusts’ Trustees, Officers and Employees, if any, (each, a “Covered Person”) to guide and remind them of their responsibilities to the Trusts, other officers, shareholders of the Funds, and governmental authorities. Covered Persons are expected to act in accordance with the guidance and standards set forth in this Code; however, no Code can replace the thoughtful behavior of an ethical Covered Person.

This Code is intended to serve as the code of business conduct and ethics as described in Section 406 of The Sarbanes-Oxley Act of 2002 and Form N-CSR. To the extent that a Covered Person is subject to the Trusts’ code of ethics adopted pursuant to Rule 17j-1 of the Investment Company Act (the “Rule 17j-1 Code”), this Code is intended to supplement and be interpreted in the context of the Rule 17j-1 Code. This Code also should be interpreted in the context of all applicable laws, regulations, the Trusts’ Agreement and Declaration of Trust and Bylaws, as amended, and all other governance and disclosure policies and documents adopted by the Board. All Covered Persons are expected to become familiar and fully comply with this Code. Because this Code cannot and does not cover every applicable law or provide answers to all questions that might arise, Covered Persons are expected to use common sense about what is right and wrong, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

The purpose of this Code is to set standards for Covered Persons that are reasonably designed to deter wrongdoing and are necessary to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, corporate opportunities, confidentiality, fair dealing and the protection and proper use of the assets of the Trusts and each Fund;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trusts’ file with, or submit to, the SEC and in any other public communications by the Trusts;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code to the appropriate persons as set forth in the Code; and

•	accountability for adherence to the Code.

Honest and Ethical Conduct

Objectivity/Avoidance of Undisclosed Conflicts of Interest

A “conflict of interest” occurs when a Covered Person’s private interest interferes in any way -- or even appears to interfere – with the interests of the Trusts as a whole. A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her work on behalf of the Trusts objectively and effectively. Conflicts of interest also arise when a Covered Person, or a member of his or her family, receives improper personal benefits as a result of the Covered Person’s position. For example, a conflict of interest would generally arise if a Covered Person directly or indirectly participated in any investment, interest, association, activity or relationship that may impair or appear to impair his or her objectivity.

Covered Persons are expected to maintain objectivity and avoid undisclosed conflicts of interest. In the performance of his or her duties and responsibilities for the Trusts, a Covered Person must not subordinate his or her judgment to personal gain and advantage, or be unduly influenced by his or her own interests or by the interests of others. Covered Persons must avoid participation in any activity or relationship that constitutes a conflict of interest unless that conflict has been completely disclosed to affected parties. Further, Covered Persons should avoid participation in any activity or relationship that could create the appearance of a conflict of interest.

If a Covered Person thinks that he or she may be involved in a situation or activity that might be a conflict of interest, or give the appearance of a conflict of interest, such Covered Person should consider reporting such situation or activity using the reporting procedures set forth in the section entitled Reporting of Illegal or Unethical Behavior of this Code.

Covered Persons are expected to be responsible for self-compliance with this conflict of interest policy. The Audit Committee of the Trusts will not be responsible for monitoring or enforcing this conflict of interest policy.

Corporate Opportunities

Each Covered Person has a duty to advance the legitimate interests of the Trusts when the opportunity to do so presents itself. Therefore, a Covered Person may not:

•	take for himself personal opportunities, including investment opportunities, discovered through the use of his or her position, or through the use of Trusts’ property or information;

•	use Trusts’ property, information, or position for personal gain or the gain of a family member; or

•	compete, or prepare to compete, with the Trusts.

Confidentiality

Covered Persons must not disclose confidential information regarding the Trusts and their affiliates unless disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, the Trusts and their affiliates. This obligation continues until the information becomes publicly available.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel.

Fair Dealing

Each Covered Person should endeavor to deal fairly with the company’s customers, suppliers, competitors and employees. Covered Persons must not take unfair advantage of these or other parties by means of manipulation; concealment; abuse of privileged information; misrepresentation of material facts; or any other unfair-dealing practice.

Protection and Proper Use of Trusts’ Assets

Assets of the Trusts and each Fund are to be used only for legitimate business purposes. Theft, carelessness and waster have a direct impact on profitability. Covered Persons should protect the assets of the Trusts and each Fund and ensure that they are used efficiently. For these purposes, corporate property of the Trusts and each Fund includes any asset owned by, leased by or licensed to the Trusts or a Fund, including tangible and intangible property, business plans, information assets (including hard copy and electronic data) and proprietary rights (including trademarks).

Honesty, Diligence and Professional Responsibility

Covered Persons are expected to observe both the form and the spirit of the ethical principles contained in this Code. Covered Persons must perform their duties and responsibilities for the Trusts (i) with honesty, diligence and a commitment to professional and ethical responsibility; (ii) carefully, thoroughly and in a timely manner; and (iii) in conformity with applicable professional and technical standards.

Covered Persons who are certified public accountants are expected to carry out their duties and responsibilities in a manner consistent with the principles governing the accounting profession, including any guidelines or principles issued by the Public Company Accounting Oversight Board or the American Institute of Certified Public Accountants from time to time.

Preparation of Financial Statements

Covered Persons must not knowingly make any misrepresentations regarding the Funds’ financial statements or any facts in the preparation of the Funds’ financial statements, and must comply with all applicable laws, standards, principles, guidelines, rules and regulations in the preparation of the Fund’s financial statements. This section is intended to prohibit:

•	making, or permitting or directing another to make, materially false or misleading entries in the Funds’ financial statements or records;

•	failing to correct the Funds’ financial statements or records that are materially false or misleading when he or she has the authority to record an entry; and

•	signing, or permitting or directing another to sign, a document containing materially false or misleading financial information.

Covered Persons must be scrupulous in their application of generally accepted accounting principles. No Covered Person may:

•	express an opinion or state affirmatively that the financial statements or other financial data of the Trusts are presented in conformity with generally accepted accounting principles, or

•	state that he or she is not aware of any material modifications that should be made to such statements or data in order for them to be in conformity with generally accepted accounting principles, if such statements or data contain any departure from generally accepted accounting principles then in effect in the United States.

Covered Persons must follow the laws, standards, principles, guidelines, rules and regulations established by all applicable governmental bodies, commissions or other regulatory agencies in the preparation of financial statements, records and related information. If a Covered Person prepares financial statements, records or related information for purposes of reporting to such bodies, commissions or regulatory agencies, the Covered Person must follow the requirements of such organizations in addition to generally accepted accounting principles.

If a Covered Person and his or her supervisor have a disagreement or dispute relating to the preparation of financial statements or the recording of transactions, the Covered Person should take the following steps to ensure that the situation does not constitute an impermissible subordination of judgment:

•	The Covered Person should consider whether the entry or the failure to record a transaction in the records, or the financial statement presentation or the nature or omission of disclosure in the financial statements, as proposed by the supervisor, represents the use of an acceptable alternative and does not materially misrepresent the facts or result in an omission of a material fact. If, after appropriate research or consultation, the Covered Person concludes that the matter has authoritative support and/or does not result in a material misrepresentation, the Covered Person need do nothing further.

•	If the Covered Person concludes that the financial statements or records could be materially misstated as a result of the supervisor’s determination, the Covered Person should follow the reporting procedures set forth in the section entitled Reporting of Illegal or Unethical Behavior of this Code.

Obligations to the Independent Auditor of the Fund

In dealing with the Funds’ independent auditor, Covered Persons must be candid and not knowingly misrepresent facts or knowingly fail to disclose material facts, and must respond to specific inquiries and requests by the Funds’ independent auditor.

Covered Persons must not take any action, or direct any person to take any action, to fraudulently influence, coerce, manipulate or mislead the Funds’ independent auditor in the performance of an audit of the Funds’ financial statements for the purpose of rendering such financial statements materially misleading.

Full, Fair, Accurate, Timely and Understandable Disclosure

It is the Trusts’ policy to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trusts file with, or submit to, the SEC and in any other public communications by the Trusts. The Trusts have designed and implemented Disclosure Controls and Procedures to carry out this policy. Each of our trustees, officers or employees involved in the Trusts’ public disclosure process, including the Chief Executive Officer, the Chief Financial Officer and the Controller (the “Senior Financial Officers”), is required to be familiar with and comply with our disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility. In addition, any person having direct or supervisory authority regarding these public disclosures or our other public communications concerning the Trusts’ general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Trusts officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

The applicable Covered Persons, including the Senior Financial Officers are expected to use their best efforts to promote, facilitate, and prepare full, fair, accurate, timely, and understandable disclosure in all reports and documents that the Trusts file with, or submit to, the SEC and in any other public communications by the Trusts.

The applicable Covered Persons must review the Trusts’ Disclosure Controls and Procedures to ensure they are aware of and carry out their duties and responsibilities in accordance with the Disclosure Controls and Procedures and the public reporting obligations of the Trusts. Certain Covered Persons, including the Senior Financial Officers, may be responsible for monitoring the integrity and effectiveness of the Trusts’ Disclosure Controls and Procedures.

Compliance with Applicable Laws, Rules and Regulations

Covered Persons are expected to know, respect and comply with all laws, rules and regulations applicable to the conduct of the Trusts’ business. If a Covered Person is in doubt about the legality or propriety of an action, business practice or policy, the Covered Person should seek advice from the Covered Person’s supervisor or the Trusts’ legal counsel.

In the performance of their work, Covered Persons must not knowingly be a party to any illegal activity or engage in acts that are discreditable to the Trusts.

Covered Persons are expected to promote the Trusts’ compliance with applicable laws, rules and regulations. To promote such compliance, Covered Persons may establish and maintain mechanisms to educate employees carrying out the finance and compliance functions of the Trusts about any applicable laws, rules or regulations that affect the operation of the finance and compliance functions and the Trusts generally.

Reporting of Illegal or Unethical Behavior

Covered Persons should promptly report any conduct or actions by a Covered Person that do not comply with the law or with this Code. Covered Persons and the Trusts shall adhere to the following reporting procedures:

Any Covered Person who questions whether a situation, activity or practice is acceptable must immediately report such practice to the Principal Executive Officer of the Trusts (or to an Officer who is the functional equivalent of this position) or to the Trusts’ legal counsel. The person receiving the report shall consider the matter and respond to the Covered Person within a reasonable amount of time.

If the Covered Person is not satisfied with the response of the Principal Executive Officer or counsel, the Covered Person must report the matter to the Chairman of the Audit Committee. If the Chairman is unavailable, the Covered Person may report the matter to any other member of the Audit Committee. The person receiving the report shall consider the matter, refer it to the full Audit Committee if he or she deems appropriate, and respond to the Covered Person within a reasonable amount of time.

If, after receiving a response, the Covered Person concludes that appropriate action was not taken, he or she should consider any responsibility that may exist to communicate to third parties, such as regulatory authorities or the Fund’s independent auditor. In this matter, the Covered Person may wish to consult with his or her own legal counsel.

The Audit Committee and the Trusts will not be responsible for monitoring or enforcing this reporting of violations policy, but rather each Covered Person is responsible for self-compliance with this reporting of violations policy.

To the extent possible and as allowed by law, reports will be treated as confidential.

If the Audit Committee determines that a Covered Person violated this Code, failed to report a known or suspected violation of this Code, or provided intentionally false or malicious information in connection with an alleged violation of this Code, the Trusts may take disciplinary action against any such Covered Person to the extent the Audit Committee deems appropriate.

The Trusts and the Audit Committee may report violations of the law to the appropriate authorities.

There will be no reprisal, retaliation or adverse action taken against any employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about the Trusts’ conduct, the conduct of an officer of the Trusts, or about the Trusts’ accounting, internal accounting controls or auditing matters, you may contact Greg Pusch, CCO, 1050 17th Street, Suite 1710, Denver, Colorado 80265.

In the case of a confidential, anonymous submission, employees should set forth their concerns, in writing, and forward them in a sealed envelope to the Chairperson of the Audit Committee, in care of our CCO, such envelope to be labeled with a legend such as: “To be opened by the Audit Committee only.”

Accountability and Applicability

All Covered Persons will be held accountable for adherence to this Code. On an annual basis, within 90 days of the beginning of each calendar year, each Covered Person shall certify in writing his or her receipt, familiarity and commitment to compliance with this Code, by signing the Acknowledgment Form (Appendix A to this Code).

This Code is applicable to all Covered Persons, regardless of whether such persons are employed by the Trusts or a third party. If a Covered Person is aware of a person (“Potential Covered Person”) who may be considered a Covered Person as defined by this Code, the Covered Person should inform legal counsel to the Trusts of such Potential Covered Person so that a determination can be made regarding whether such Potential Covered Person has completed or should complete an Acknowledgment Form. However, the absence of such a determination will not be deemed to relieve any person of his or her duties under this Code.

Disclosure of this Code

This Code shall be disclosed by at least one of the following methods in the manner prescribed by the SEC, unless otherwise required by law:

•	by filing a copy of the Code with the SEC;

•	by posting the text of the Code on the Trusts’ website; or

•	by providing, without charge, a copy of the Code to any person upon request.

Waivers

Any waiver of this Code, including an implicit waiver, that has been granted to a Covered Person, may be made only by the Board or a committee of the Board to which such responsibility has been delegated, and must be disclosed by the Trusts in the manner prescribed by law and as set forth above in the section entitled Disclosure of this Code.

Amendments

This Code may be amended by the affirmative vote of a majority of the Board. Any amendment of this Code, must be disclosed by the Trusts in the manner prescribed by law and as set forth above in the Disclosure of this Code section, unless such amendment is deemed to be technical, administrative, or otherwise non-substantive. Any amendments to this Code will be provided to the Covered Persons.

Record Retention

Records relating to the Supplemental Code of Business Conduct and Ethics will be retained for a period of six years from the end of the year in which the record was created as follows:

•	The Code and revisions are located on the F drive/9-Compliance/1-Agreements/Code of Ethics

•	Code acknowledgements are retained on the F drive/9-Compliance/_____________________

Appendix A

Certification and Acknowledgment of Receipt of Supplemental Code of Business Conduct and Ethics

I acknowledge and certify that I have received a copy of the Supplemental Code of Business Conduct and Ethics (the “Code”). I understand and agree that it is my responsibility to read and familiarize myself with the policies and procedures contained in the Code and to abide by those policies and procedures.

I acknowledge my commitment to comply with the Code.

Cover Person Name (Please Print)	Cover Person Signature

Date